EXHIBIT 99.1



                 EXPRESS SCRIPTS RECEIVES SUBPOENA FROM HHS OIG
                   RELATING TO RELATIONSHIP WITH PREMIER, INC.

         ST. LOUIS, AUGUST 14, 2002--Express Scripts, Inc. (Nasdaq: ESRX) announced that on August 13, 2002, the company received a subpoena duces tecum issued by the Office of Inspector General (OIG) of the U.S. Department of Health and Human Services. The subpoena seeks information on stock options, warrants, shares of stock or other items of value given by the company to Richard Norling, chairman and chief executive officer of Premier, Inc. or to other persons affiliated with Premier. Premier, Inc., among other things, operates as a group purchasing organization for its hospital-based health system members.

         From March 1992 until May 2001, Mr. Norling served as a member of the Board of Directors of Express Scripts. The company and Premier Purchasing Partners LP, a Premier affiliate, were parties to an agreement pursuant to which the company agreed to provide pharmacy benefit management (PBM) services to Premier health systems. The company's transactions with Premier have previously been disclosed in the company's filings with the Securities and Exchange Commission.

         When the agreement between the company and Premier was negotiated and executed, Mr. Norling was president and chief executive officer of Fairview Hospital and Health Care Services in Minneapolis, Minnesota, a Premier member. Mr. Norling also served at the time as a member of Premier's board, and this fact was disclosed to the company. Mr Norling did not participate in negotiating the terms of the transaction with Premier, which was approved unanimously by the disinterested directors of Express Scripts..

         When Mr. Norling was a member of the Express Scripts' Board of Directors he received stock options pursuant to the company's Stock Option Plan for Outside Directors. He received the same number of options on the same terms and conditions, and the same annual retainer and meeting fees, as received by other similarly situated independent directors. Mr. Norling received no compensation from Express Scripts other than in his capacity as an independent director of the company.

         The Company is not aware that any other person affiliated with Premier received any equity compensation or other items of value from the Company. The company will cooperate fully with the investigation, and is confident that its relationships with Premier and Mr. Norling were appropriate.
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         The OIG subpoena was received by registered mail on August 13, 2002, and was opened and first read after the company had filed its Form 10-Q for the quarter ended June 30, 2002, its related report on Form 8-K.


         Express Scripts, Inc. is one of the largest pharmacy benefit management
(PBM) companies in North America providing PBM services to over 50 million members through facilities in eight states and Canada. Express Scripts serves thousands of client groups, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans.

         Express Scripts provides integrated PBM services, including network pharmacy claims processing, mail pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, medical information management services and informed decision counseling services through its Express Health Line SM division. The company also provides distribution services for specialty pharmaceuticals through its Specialty Distribution subsidiary and sampling services through its Phoenix Marketing Group subsidiary. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at HTTP://WWW.EXPRESS-SCRIPTS.COM, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

         This press release contains forward-looking statements, including, but not limited to, statements related to the company's plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:

o risks associated with our acquisitions of Phoenix Marketing Group (Holdings), Inc. and NPA, including integration risks and costs, risks of client retention, and risks associated with the operations of acquired businesses
o risks associated with our ability to maintain internal growth rates, or to control operating or capital costs
o continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers
o competition in the PBM industry, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers
o adverse results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations, such as privacy regulations under the Health Insurance Portability and Accountability act (HIPAA)), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations
o risks arising from investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in Philadelphia and Boston, by the Department of Defense, or by the Office of Inspector General of the U.S. Department of Health and Human Services.

o the possible loss, or adverse modification of the terms of our relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers
o adverse results in litigation, including a pending case which purports to be a class action, challenging Express Scripts' business practices under the Employee Retirement Income Security Act (ERISA)
o risks associated with the use and protection of the intellectual property we use in our business
o risks associated with our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements
o risks associated with our ability to continue to develop new products, services and delivery channels o general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs
o uncertainties regarding the implementation and the ultimate terms of proposed government initiatives, including a Medicare prescription drug benefit
o increase in credit risk relative to our clients due to adverse economic trends
o risks associated with our inability to attract and retain qualified personnel
o other risks described from time to time in our filings with the Securities and Exchange Commission

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.